                                                                    EXHIBIT 3(i)
                                                                             E-1
                       RESTATED ARTICLES OF INCORPORATION

                                  ARTICLE ONE


     MEXCO ENERGY CORPORATION, pursuant to the provisions of Article 7-2-107 of the Colorado Corporation Code, hereby adopts Restated Articles of Incorporation which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date and as further amended by such Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.

                                  ARTICLE TWO

     The Articles of Incorporation of the corporation are amended by the Restated Articles of Incorporation as follows:

        The Articles of Incorporation are deleted in their entirety and the Restated Articles of Incorporation set out in Exhibit I attached hereto are substituted therefor.

                                 ARTICLE THREE

     Each such amendment made by these Restated Articles of Incorporation has been effected in conformity with the provisions of the Colorado Corporation Code and such Restated Articles of Incorporation and each such amendment made by the Restated Articles of Incorporation were duly adopted by the shareholders of the corporation on the 15/th/ day of September, 1997.
                   ------        ---------

                                  ARTICLE FOUR

     The number of shares outstanding was 1,623,229, and the number of shares entitled to vote on the Restated Articles of Incorporation as so amended was 1,623,229, the holders of which



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have signed a written consent to the adoption of such Restated Articles of
Incorporation as so amended.

                                  ARTICLE FIVE

     The Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Restated Articles of Incorporation which accurately copy the entire text thereof and as amended as above set forth are as set out in Exhibit I attached hereto.

     DATED SEPTEMBER 15, 1997.
           -------------

                                       MEXCO ENERGY CORPORATION

                                       By: /s/ NICHOLAS TAYLOR
                                         -----------------------------
                                            President


                                       By: /s/ TERRY COX
                                          ----------------------------
                                            Asst. Secretary



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THE STATE OF TEXAS       (S)
                         (S)
COUNTY OF MIDLAND        (S)

     BEFORE ME, a Notary Public, on this day personally appeared Nicholas
                                                                 -------------
C. Taylor , known to me to be the person whose name is subscribed to the
----------
foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this the 15/th/ day of
                                                     ------
September, 1997.
---------


[NOTARY SEAL APPEARS HERE] CAROL ANN JOHNSTON     /s/ CAROL ANN JOHNSTON
                          MY COMMISSION EXPIRES   -------------------------
                            February 4, 2001      NOTARY PUBLIC



THE STATE OF TEXAS       (S)
                         (S)
COUNTY OF MIDLAND        (S)

     BEFORE ME, a Notary Public, on this day personally appeared   Terry Cox   ,
                                                                 --------------
known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this the 15/th/ day of September,
                                                     ------        ---------
1997.


[NOTARY SEAL APPEARS HERE] CAROL ANN JOHNSTON     /s/ CAROL ANN JOHNSTON
                          MY COMMISSION EXPIRES   -------------------------
                            February 4, 2001      NOTARY PUBLIC



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                                   EXHIBIT I

                     RESTATED ARTICLES OF INCORPORATION OF
                            MEXCO ENERGY CORPORATION


                                  ARTICLE ONE

     The name of the corporation is MEXCO ENERGY CORPORATION.

                                  ARTICLE TWO

     The period of duration is perpetual.

                                 ARTICLE THREE

     The purpose for which this corporation is organized are:

        To engage in any lawful activity or business and to promote and conduct any legitimate object of purpose or purposes permitted under the laws of the State of Colorado.

and to enable the corporation to accomplish such purposes, the corporation shall have and possess and exercise all of the rights, powers and privileges granted to or conferred upon corporations by the Colorado Business Corporation Act or by any other law of the State of Colorado or by these Articles of Incorporation, together with all other rights, powers and privileges incident thereto that shall or may be necessary or convenient to the conduct of such activities and business and the achievement of such purposes.

                                 ARTICLE FOUR

     The total number of shares of stock which the corporation shall have authority to issue is fifty million (50,000,000) divided into two classes:

     A. One class designated as common stock shall consist of Forty Million (40,000,000) shares having a par value of Fifty Cents ($.50) per share; and the other class designated as preferred shares shall consist of Ten Million (10,000,000) shares having a par value of One Dollar ($1.00) per share.

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    B.    The preferences, qualifications, limitations, restrictions in the special or relative right in respect to the shares are as follows:

          1. Shares of Preferred Stock may be issued from time to time in one or more series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority as so to do which is hereby vested in the Board of Directors.

          2.    Each series of Preferred Stock:

                a.        may have such number of shares;

                b. may not have voting powers without the prior approval of the holders of a majority of the Common Stock except when dividends are in arrears for twelve (12) months;

                c. may be subject to redemption at such time or times and at such prices;

                d. may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or series of stock;

                e. may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation;

                f. may be made convertible at not less than book value into, or exchangeable for, shares of any other class or classes (except a class having prior or superior rights and preferences as to dividends or distribution of assets upon liquidation) or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and which such adjustments without the approval of the holders of a majority of the Common Stock;

                g. may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

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                h.        may be entitled to the benefit of conditions and
                          restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and

                i. may have such other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof;

                all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

        3. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock and to any filing required by law.

        4. Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held.

        Subject to all of the rights of the Preferred Stock or any series thereof, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in case, stock or otherwise.

        Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be

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        entitled or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock

    C. Each of the 1,623,229 shares of the corporation previously issued having a par value of Fifty Center ($0.50) per share, shall be equal to one (1) fully paid and nonassessable common share of the corporation having a par value of Fifty Cents ($0.50) per share authorized to be issued under the Articles of Incorporation as hereby amended. Certificates for common shares previously issued and outstanding as of the date of these Restated Articles of Incorporation shall remain issued and outstanding hereafter.

    No stockholder of this corporation shall, by reason of his/her holding shares of any class, have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bond or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

    A cumulative voting by the stockholders of the corporation at any election for directors is expressly prohibited. The shareholders entitled to vote for directors in such election shall be entitled to cast one vote per directorship for each share held, and no more.

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                                 ARTICLE FIVE

    The corporation will not commence business until it has received for issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received, which sum is not less than One Thousand Dollars ($1,000.00).

                                  ARTICLE SIX

    The post office address of its registered agent is 4988 W. Fair Avenue Littleton, Colorado, and the name of its registered agent at such address is Aims McGuinness.

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